CT Communications, Inc.
1000 Progress Place, NE
Concord, NC 28025

(704) 722-2500

March 17, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of CT Communications, Inc. to be held at 9:00 a.m., local time, on Thursday, April 22, 2004, at our offices located at 1000 Progress Place, NE, Concord, North Carolina. In addition to the matters to be voted on, I will be pleased to report on the affairs of the Company.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete the enclosed proxy card and return it promptly in the envelope provided.

Very truly yours,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 22, 2004

TO THE SHAREHOLDERS:

       The Annual Meeting of Shareholders of CT Communications, Inc., a North Carolina corporation, will be held at our offices located at 1000 Progress Place, NE, Concord, North Carolina on Thursday, April 22, 2004, at 9:00 a.m., local time, for the following purposes:

1. To elect one Director to the Board of Directors to serve in the class of Directors whose term expires in 2006 and three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2007;

2. To consider and vote upon the approval of the Company’s Amended and Restated 2001 Stock Incentive Plan;

3. To ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2004 fiscal year; and

4. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

       Your Board of Directors recommends that you vote in favor of the three proposals described in this proxy statement.

       February 27, 2004 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

       You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete and return the accompanying proxy promptly, so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

David H. Armistead
Secretary

March 17, 2004

i

ii

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 22, 2004

Background Information

      The principal executive offices of CT Communications, Inc., a North Carolina corporation, are located at 1000 Progress Place, NE, Concord, North Carolina 28025, and our telephone number is (704) 722-2500.

      The term “Company” (as well as the words “we,” “us” and “our”) refers to CT Communications, Inc. and its subsidiaries. References to “you” or “your” refer to our shareholders. The term “Common Stock” means our outstanding common stock.

Purpose of Proxy Statement

      This proxy statement contains information related to our Annual Meeting of Shareholders to be held on April 22, 2004 at 9:00 a.m., local time, at our offices located at 1000 Progress Place, NE, Concord, North Carolina, and any postponements or adjournments thereof. This proxy statement was prepared under the direction of our Board of Directors to solicit your proxy for voting at our Annual Meeting. This proxy statement, notice of Annual Meeting and proxy card have been mailed to shareholders on or about March 23, 2004.

Business to be Transacted

      At the Annual Meeting, shareholders will vote on three items:

(1)	the election of one Director to the Board of Directors to serve in the class of Directors whose term expires in 2006 and three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2007;

(2)	the proposal to approve the Company’s Amended and Restated 2001 Stock Incentive Plan; and

(3)	the ratification of the appointment of KPMG LLP as independent public accountants of the Company for the 2004 fiscal year.

      No other items are scheduled to be voted upon.

Board of Directors’ Recommendation for Voting on the Proposals

      The Board of Directors recommends a vote “FOR” each of the nominees for Director, “FOR” approval of the Company’s Amended and Restated 2001 Stock Incentive Plan and “FOR” the appointment of KPMG LLP as our independent public accountants for the 2004 fiscal year.

Who May Vote

      Shareholders owning Common Stock as of the close of business on February 27, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each shareholder has one vote per share on all matters to be voted upon at the meeting.

How to Vote

      Shareholders may vote

•	In person, or

•	By signing and dating the proxy card and returning it in the enclosed prepaid envelope.

Quorum to Transact Business

      A “quorum” to transact business is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock. As of the Record Date, 18,875,635 shares of Common Stock were issued and outstanding, which is the only class of securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. If you attend in person and indicate your presence, or mail in a properly executed proxy card, your shares will be counted toward a quorum.

Voting of Shares by Proxy

      If you have submitted a properly executed proxy card through the mail and a quorum is established, your shares will be voted as you indicate. However, if you sign, date and return your proxy card, but do not mark it, your shares will be voted:

•	“FOR” Proposal 1 to elect the nominees for Director

•	“FOR” Proposal 2 to approve the Company’s Amended and Restated 2001 Stock Incentive Plan

•	“FOR” Proposal 3 to ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2004 fiscal year

      If you sign and date your proxy card and withhold voting for any or all of the nominated Directors (as explained on the proxy card) or abstain regarding approval of the Company’s Amended and Restated 2001 Stock Incentive Plan or the ratification of the appointment of KPMG LLP, your vote will be recorded as being withheld or as an abstention, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum, but will not affect the outcome of the vote.

Revocation of Proxy

      If you later decide to revoke or change your proxy, you may do so by

•	sending a written statement to that effect to the Secretary of the Company, or

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.

Vote Necessary for Action

      Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. This means that the Director nominees receiving the most affirmative votes are elected, up to the maximum number of Directors to be chosen at the Annual Meeting. The approval of the Company’s Amended and Restated 2001 Stock Incentive Plan and the ratification of the appointment of KPMG LLP as our independent public accountants for the 2004 fiscal year require an affirmative vote of a majority of the shares voted on the proposal at the Annual Meeting. Unless otherwise required by applicable law or the Articles of Incorporation or Bylaws of the Company, the affirmative vote of a majority of the shares voted at the Annual Meeting is required to decide any other matter submitted to a shareholder vote.

Duplicate Proxy Statements and Cards

      You may receive more than one proxy statement, proxy card or Annual Report on Form 10-K. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Wachovia Bank, N.A., our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Other Business

      We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card gives authority to James E. Hausman, Michael R. Nash and Matthew J. Dowd to vote your shares in accordance with the recommendations of the Board of Directors, unless you appoint a substitute to vote your shares.

Expenses of Solicitation

      We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or other means, by our officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

PROPOSAL 1:

ELECTION OF DIRECTORS

Staggered Board of Directors

      Our Bylaws provide that the Board of Directors will consist of at least six but not more than nine members. The exact number of Directors is determined by the affirmative vote of a majority of the members of the Board of Directors. The number of Directors is currently fixed at nine. The Directors are divided into three classes having staggered three-year terms.

      At the Annual Meeting, four Directors will be elected to the Board of Directors. One Director will be elected to serve in the class of Directors whose term expires in 2006 and three Directors will be elected to serve in the class of Directors whose term expires in 2007. Because Jerry H. McClellan, who retired in July 2003 as a Director of the Company, was in the class of Directors whose term expired in 2006, one Director will be elected at the Annual Meeting to serve for a two-year term expiring in 2006. For the class of Directors whose term expires in 2006, the Board of Directors has nominated for election James L. Moore, Jr. For the class of Directors whose term expires in 2007, the Board of Directors has nominated for election William A. Coley, Barry W. Eveland and Tom E. Smith.

      It is intended that the persons named in the accompanying proxy will vote to elect the four nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. Our Bylaws require any Director to own directly at least five shares of Common Stock.

      We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

      Directors will be elected by a plurality of the votes cast so long as a quorum is present at the Annual Meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for Director.

      The Board of Directors recommends that shareholders vote “FOR” all of the nominees for election as Directors.

Nominees for Directors with Terms Expiring in 2007.

      William A. Coley — Age 60. Director. Mr. Coley became a Director in 1999. Mr. Coley retired in March 2003, as President of Duke Power, a division of Duke Energy Corporation, an energy company headquartered in Charlotte, North Carolina, a position he held since 1997. Mr. Coley was the President — Associated Enterprises Group of Duke Power from 1994 to 1997, and prior to that he was the Executive Vice President — Customer Group of Duke Power. Mr. Coley also retired as a director of Duke Energy Corporation in March 2003. Mr. Coley is a director of SouthTrust Corporation and a director of British Energy plc. He is Chairman of the Corporate Governance and Nominating Committee.

      Barry W. Eveland — Age 59. Mr. Eveland is Senior State Executive for North Carolina for International Business Machines Corporation (“IBM”), a position he has held since August 2003. Prior to that position, Mr. Eveland served as IBM’s Vice President — Customer Advocacy and Business Operations, Integrated Supply Chain from January 2003 until August 2003. Mr. Eveland served from 2001-2002 as General Manager of IBM’s Personal Computer Manufacturing Operations, and from 1999-2001 as IBM’s Vice President of Integrated Supply Chain in the Personal Systems Group. From 1995-1999, Mr. Eveland was Vice President of Logistics in IBM’s Personal Systems Group. Mr. Eveland is a member of the North Carolina State University Engineering Advisory Council, the North Carolina Electronics and Information Technology Association, the North Carolina Citizens for Business and Industry (Chairman) and the North Carolina Governor’s North Carolina Business Council of Management and Development. Mr. Eveland is a director of IntraHealth International, Inc., a non-profit corporation affiliated with the University of North Carolina at Chapel Hill. This year, Mr. Eveland is standing for election by the shareholders for the first time. Mr. Eveland was recommended to the Corporate Governance and Nominating Committee by Mr. Coley, a non-management director and the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee believed that Mr. Eveland would make a valuable addition to the Company’s Board of Directors based on, among other things, Mr. Eveland’s strong, regional business experience, his engineering background and his understanding of technology and its impact on business. If elected, Mr. Eveland would replace John R. Boger, Jr. who will be retiring from the Board of Directors as of the Annual Meeting.

      Tom E. Smith — Age 62. Director.     Mr. Smith became a Director in 2000. Mr. Smith retired as President, Chief Executive Officer and Chairman of the Board of Directors of Food Lion, Inc. in 1999. Mr. Smith held the position of President of Food Lion, Inc. since 1981, the position of Chief Executive Officer since 1986 and Chairman of the Board of Directors since 1990. Mr. Smith is a director of Speedway Motorsports, Inc., a director of Farmers and Merchants Bank and Chairman of the Board of Trustees of Catawba College. He is Chairman of the Compensation Committee.

Nominee for Director with Term Expiring in 2006.

      James L. Moore, Jr. — Age 61.     Director. Mr. Moore became a Director in July 2003 when he replaced retiring Director Jerry H. McClellan. Mr. Moore retired as President and Chief Operating Officer of Coca-Cola Bottling Co. Consolidated in 2000, a position he held since 1987. Mr. Moore served on the Board of Directors of Coca-Cola Bottling Co. Consolidated from 1987 through 2003, and as Vice Chairman of that Board of Directors from 2001 through 2003. Mr. Moore is a member of the Audit Committee. This year, Mr. Moore is standing for election by the shareholders for the first time. Mr. Moore was recommended to the Corporate Governance and Nominating Committee by Mr. Chewning, a non-management director and member of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee believed that Mr. Moore would make a valuable addition to the Company’s Board of Directors based on, among other things, Mr. Moore’s financial and public company board experience.

Continuing Directors with Terms Expiring in 2006.

      Raymond C. Groth — Age 57.     Director.     Mr. Groth became a Director in 2001. Mr. Groth is currently Adjunct Professor of Business Administration, The Fuqua School of Business, Duke University. Mr. Groth was Senior Vice President and Managing Director of First Union Securities, Inc. from 1994 until he retired in 2001. From 1979 until 1992, he was employed by The First Boston Corporation (now Credit Suisse First Boston) and was a Managing Director from 1988 until 1992. Mr. Groth is a director of the Charlotte Symphony Orchestra. He is a member of the Audit Committee.

      Cynthia L. Mynatt — Age 48.     Director.     Ms. Mynatt became a Director in 2003. Ms. Mynatt is President of Ben Mynatt Pontiac-Buick-GMC Truck, Inc., a franchised General Motors automobile dealership located in Concord, North Carolina. She has held this position since 1991. Ms. Mynatt has held a majority interest in Bear Investors, LLC, which does business as Ben Mynatt Pontiac-GMC-Nissan, a franchised General Motors/ Nissan automobile dealership, since April 2002. Ms. Mynatt has been the President of Ben Mynatt Pre-Owned, Inc., a retail used car business, since December 2002, and the Vice President of Ben Mynatt Chevrolet, Inc., a franchised General Motors automobile dealership, since 1985. Ms. Mynatt is a director of General Mechanical Reinsurance Company Holdings Ltd., located in Barbados. Ms. Mynatt is a member of the Corporate Governance and Nominating Committee.

Continuing Directors with Terms Expiring in 2005.

      O. Charlie Chewning, Jr. — Age 68.     Director.     Mr. Chewning became a Director in 1996. Mr. Chewning was the Senior Partner of the North and South Carolina offices of the accounting firm of Deloitte & Touche LLP, Charlotte, North Carolina from 1993 until he retired in 1994. Prior to that, he was the Office Managing Partner for the Charlotte office of Deloitte & Touche LLP. From 1995 to 1998, Mr. Chewning was a director of the North Carolina Association of Certified Public Accountants. In 1998, Mr. Chewning was appointed to the North Carolina State Board of Certified Public Accountant Examiners. He is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee.

      Michael R. Coltrane — Age 57.     Chairman of the Board of Directors, President and Chief Executive Officer.     Mr. Coltrane became a Director, President and Chief Executive Officer in 1988, and Chairman of the Board of Directors in 2001. Prior to joining us in 1988, Mr. Coltrane served as Executive Vice President of First Charter National Bank (now, First Charter Bank) for more than six years and as Vice President of a large regional bank for more than 10 years. Mr. Coltrane is a director of the general partner of Palmetto MobileNet, L.P., a director of Northeast Medical Center, a director of First Charter Bank and Vice Chairman of its parent company, First Charter Corporation. Mr. Coltrane has been a director of the United States Telecom Association since 1991 and served as its Chairman from October 2000 to October 2001.

      Samuel E. Leftwich — Age 73.     Director.     Mr. Leftwich became a Director in 1996. He was the Chairman of Central Telephone Company, a subsidiary of Centel Corporation, from 1990 until he retired in 1993 and served as its President from 1986 until 1990. He is a member of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

Communications with Board of Directors

      A majority of the Company’s independent Directors has approved a process whereby shareholders may send communications to the Board of Directors by mail sent to the Board of Directors, c/o Corporate Secretary, CT Communications, Inc., 1000 Progress Place, NE, Concord, North Carolina 28025. The Company’s process for collecting, organizing and forwarding such communications is set forth on the “Investor Relations” section of the Company’s website at www.ctc.net.

Compensation of Directors

      During 2003, each Director who is not employed by the Company or its subsidiaries (a “non-employee Director”) was paid an annual retainer of $12,000. The annual retainer was paid in the form of Common Stock issued under our 1996 Director Compensation Plan, which is described below.

      Each non-employee Director received $1,000 for each meeting of the Board of Directors attended. Committee chairmen were paid $600 per committee meeting attended and committee members were paid $500 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee Directors were paid $500 per call. For committee meetings by telephone conference call, committee chairmen received $300 per call and committee members were paid $250 per call. Meeting attendance fees were paid in cash or Common Stock. New non-employee Directors are granted a one-time stock option with a value of $10,000 (based on Black Scholes). In connection with his appointment and service in 2003, Mr. Moore received the annual retainer and the one-time stock option grant. Mr. Eveland will receive the one-time stock option grant upon his election to the Board of Directors at the Annual Meeting.

      Non-employee Directors also received an annual stock option grant with a value of $10,000 (based on Black Scholes), which was fully vested on the date of grant. Mr. Moore received the annual stock option grant in 2004 for his 2003 service.

      In February 2004, pursuant to the recommendation of the Compensation Committee, the Board of Directors revised its policy prospectively with respect to the annual retainer and annual stock option grant such that any person appointed to the Board of Directors after the Annual Meeting of Shareholders will receive a pro-rated share of the annual retainer and annual stock option grant based on the number of months actually served by such Director during the twelve month period between annual meetings of shareholders.

      Non-employee Directors were also paid $500 in cash or Common Stock for each informational luncheon session attended, which informational luncheons were not counted as meetings of the Board of Directors other than for purposes of compensation. Three informational luncheons were held for the Board of Directors in 2003 for the purpose of updating Directors on various topics relevant to the Company’s business operations and to provide an open forum for Directors to discuss topics of interest with the Company’s executive officers.

      Our 1996 Director Compensation Plan (the “Director Plan”) reserves 90,000 shares of Common Stock for issuance to non-employee Directors who elect to receive part or all of their compensation in Common Stock instead of cash. Under the Director Plan, generally, dollar values for the annual retainer and any accumulated meeting and informational session fees are added together, and this amount is converted to a number of shares of Common Stock based on fair market value. For 2003, such fair market value was determined as of January 15, 2004, the date these shares of Common Stock were issued. Any fractional shares are rounded up to the next whole share when issued.

Attendance of Directors

      During 2003, the Board of Directors held 11 meetings. Each Director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, which meetings were held when he or she was a Director. The Company’s policy regarding Director attendance at the annual meeting of shareholders is that Directors are expected to attend the annual meeting except where attendance is impractical due to illness or unavoidable scheduling conflicts. With respect to the Company’s 2003 Annual Meeting of Shareholders, all of the Company’s then-current Directors attended the annual meeting.

Board of Directors and Committees of the Board of Directors

      The Board of Directors has established Corporate Governance and Nominating, Audit and Compensation Committees, each with specific duties. Since distribution of the previous proxy statement, the Company’s Board of Directors has amended the charters of each of the three committees to address, among other things, the revised rules of the Securities and Exchange Commission (“SEC”) and revised listing standards of The Nasdaq Stock Market. In addition, the Board of Directors has reviewed the relationships between the

Company and each of the directors and has determined that, with the exception of Michael R. Coltrane, the President and Chief Executive Officer of the Company, all of the members of the Board of Directors are independent, as defined by the listing standards of The Nasdaq Stock Market as of the date this proxy statement was distributed.

      The following table lists the members of each Committee. A description of the duties of each Committee follows the table.

Corporate Governance
	and Nominating	Audit	Compensation
Name	Committee(1)	Committee	Committee

John R. Boger, Jr.(2)		X	X
O. Charlie Chewning, Jr.	X	CH
William A. Coley	CH
Raymond C. Groth		X
Samuel E. Leftwich	X		X
James L. Moore, Jr.		X
Cynthia L. Mynatt	X
Tom E. Smith			CH

“CH” denotes Chairman of the Committee.

(1)	On February 26, 2004, the Board of Directors changed the name of the Corporate Governance Committee to the Corporate Governance and Nominating Committee to reflect the current and historical role of the committee with respect to the identification and nomination of director candidates.

(2)	Mr. Boger will be retiring from the Board of Directors effective as of the Annual Meeting.

      Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, composed of Directors who are independent as defined by The Nasdaq Stock Market listing standards, considers and recommends qualified candidates to the Board of Directors for election as Directors and will consider written nominations of candidates for election to the Board of Directors that are properly submitted by our shareholders to the Secretary of the Company. The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company, and:

•	works with the full Board of Directors to develop criteria for membership on the Board of Directors and procedures for the identification and recruitment of candidates for the Board of Directors,

•	reviews candidates’ qualifications and any potential conflicts with the Company’s interests,

•	assesses contributions of current directors in connection with their re-nomination for election to the Board of Directors,

•	develops, reviews and revises Company policy on consideration of Director candidates recommended by shareholders,

•	monitors the Company’s corporate governance guidelines for revision and compliance with applicable laws, rules and regulations,

•	recommends processes for and provides oversight of the annual assessment of the performance of the Board of Directors,

•	arranges for orientation for new Directors and continuing education for Directors,

•	reviews and makes recommendations regarding the Board of Directors’ committee structure, composition, functions and duties and recommends Directors to serve on, and as the chairperson of, each committee, and

•	reviews and develops retirement policies and other significant procedures affecting Directors.

The Corporate Governance and Nominating Committee met nine times during 2003. A full description of the functions of the Corporate Governance and Nominating Committee is set forth in its charter, which is available to the public in the “Investor Relations” section of the Company’s website at www.ctc.net.

      The Corporate Governance and Nominating Committee has developed, and the Board of Directors has approved, guidelines and procedures to assist the Committee in identifying and evaluating director candidates. The guidelines set forth the Company’s process for identifying candidates and for considering candidates recommended by shareholders. In addition, these guidelines set forth a number of factors that the Company frequently considers when evaluating candidates for Board positions. Because the Board’s composition and needs change over time, and each potential candidate presents unique characteristics and skills, the evaluation factors in the guidelines are not formal minimum standards or prerequisites (which the Company does not have), but are instead factors that the Committee generally deems relevant and is likely to consider. The Board considers each candidate on his or her own merits based on the circumstances facing the Board and the Company at the time of such consideration. In general, the Corporate Governance and Nominating Committee will select candidates for Board membership on the basis of recognized achievements, broad knowledge and experience, the ability to bring sound business judgment to the deliberations of the Board and other factors as deemed appropriate. Some of the factors that the Corporate Governance and Nominating Committee typically considers in evaluating a particular candidate are the following:

•	ability to bring sound business judgment to the Board’s deliberations,

•	character and integrity,

•	independence,

•	ability to work with others and compatibility with other Board members,

•	willingness and ability to devote the necessary time to Company and Board responsibilities,

•	community reputation and business contacts in the communities the Company serves,

•	awareness of both the business and social environment within which the Company operates,

•	business experience in highly competitive environments,

•	telecommunications industry knowledge,

•	board of director experience with a successful for-profit company,

•	public company experience,

•	financial knowledge and experience,

•	an understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines, and

•	any relationships with organizations that have competitive lines of business or other conflicts of interest with the Company.

      When a director vacancy occurs or is pending, or an additional director is desired for any reason, the Committee identifies candidates through recommendations from a number of possible sources, including, without limitation, shareholders, directors, Company executives and external consultants and advisors. Pursuant to the Charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee may retain outside consultants to identify potential candidates for membership on the Board of Directors, although the Committee historically has not used such resources.

      With respect to candidates submitted for nomination by shareholders of the Company, the Committee will consider Board candidate recommendations properly received from Company shareholders in the same manner that it considers recommendations from other sources. Shareholder nominations for a Director position to be filled at any upcoming annual meeting of shareholders of the Company must be submitted not less than 90 nor more than 150 days prior to the date of the Company’s proxy statement for the Company’s annual meeting of shareholders for the previous year. A shareholder may communicate a director candidate to the Board by following the Board’s Shareholder Communication Policy, available in the “Investor Relations” section of the Company’s web site at www.ctc.net and described above in “— Communications with Board of Directors”. Such communication should include the following information regarding the candidate:

•	the name of the recommending shareholder as it appears in the Company’s books, the number of shares of Common Stock owned by the shareholder and a consent by such shareholder to the disclosure of his or her name,

•	a resume for the candidate detailing his or her work experience and credentials and containing personal and professional references,

•	written confirmation from the candidate that he or she (a) is willing and able to serve on the Board of Directors of the Company; (b) consents to the disclosure of his or her name; (3) has not, during the prior three years, engaged in any conduct that, had he or she been a director during that period, would have resulted in a violation of the Company’s Code of Business Conduct and Ethics, available on the Company’s web site; (4) is or is not “independent” under the rules of The Nasdaq Stock Market; and (5) has no plans to change or influence the control of the Company, and

•	all other information relating to the candidate that is required to be disclosed in a proxy statement under the rules of the SEC.

      The Company’s Corporate Secretary will review all such shareholder recommendations received in accordance with the Shareholder Communications Policy, and will forward those recommendations that comply with the requirements set forth in the Company’s guidelines to the Chairman of the Corporate Governance and Nominating Committee for the entire Committee’s consideration.

      The information included in the Company’s proxy statement concerning any shareholder nomination will be limited to that information concerning the candidate and nominating shareholder required to be disclosed in accordance with the rules of the SEC.

      Audit Committee. The Audit Committee has been established in accordance with the requirements of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee is composed of Directors who are independent, as defined by The Nasdaq Stock Market listing standards, and who meet the special standards of independence adopted by the SEC for audit committee members. The Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company,

•	assists the Board of Directors in fulfilling its oversight responsibilities by overseeing

°	processes involved in the preparation and review of the financial reports provided to the public and the audits of the financial statements of the Company,

°	the Company’s systems of internal controls regarding finance and financial reporting, accounting, and legal compliance and ethics that management and the Board of Directors have established, and

°	the Company’s auditing, accounting and financial reporting processes generally, and

•	performs the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of The Nasdaq Stock Market.

      A full description of the Audit Committee’s functions is set forth in its Charter, which is attached to this proxy statement as Appendix A.

      The Audit Committee met eight times during 2003. The Board of Directors has determined that O. Charlie Chewning, Jr., the Chairman of the Audit Committee, qualifies as an independent “audit committee financial expert” under the rules of the SEC.

      Compensation Committee. The Compensation Committee is composed of Directors who are independent as defined by The Nasdaq Stock Market listing standards. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relevant to compensation of the Company’s President and Chief Executive Officer and evaluates his or her performance in light of those goals and objectives and has the sole authority to determine his or her compensation level based on that evaluation,

•	considers and makes recommendations regarding management succession and related matters,

•	annually reviews and approves all executive officers’ annual and long-term performance goals and compensation,

•	reviews and approves any employment agreements for executive officers and any proposed severance arrangements or change in control or similar agreements, and any amendments, supplements or waivers thereto,

•	reviews and makes recommendations regarding compensation of the members of the Board of Directors,

•	administers and implements the Company’s compensation and equity-based plans and annually assesses the desirability of new incentive compensation plans and any increase in shares reserved for issuance under existing plans, and

•	reviews the ownership of the Company’s stock by officers and key employees of the Company and establishes guidelines and procedures for stock ownership.

      The Compensation Committee met three times during 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2003 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

						Number
						Of
				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	LTIP	All Other
Principal Position(s)	Year	Salary	Bonus	Compensation	Awards (4)	Options	Payouts (5)	Compensation (6)

Michael R. Coltrane	2003	$290,000	$303,932	$—	$97,652	95,630	$143,192	$51,484
Chairman of the Board of	2002	265,010	94,699	—	39,865	—	131,757	48,248
Directors, President and Chief	2001	255,000	148,646	—	75,061	—	96,021	50,957
Executive Officer

Matthew J. Dowd (1)	2003	265,000	185,160	—	59,483	43,693	65,428	30,448
Senior Vice President	2002	256,260	184,180	—	110,040	—	40,205	21,194
	2001	—	—	—	—	—	—	—

Michael R. Nash	2003	201,000	140,434	—	45,125	33,141	49,617	33,957
Senior Vice President	2002	194,007	76,492	—	32,198	—	44,998	29,547
	2001	188,000	68,311	—	34,481	2,000	32,897	27,048

James E. Hausman (2)	2003	194,000	135,543	100,276	43,553	31,986	25,280	32,470
Senior Vice President, Chief	2002	115,036	26,034	86,627	44,760	—	8,343	18,800
Financial Officer and Treasurer	2001	—	—	—	—	—	—	—

Ronald A. Marino (3)	2003	160,000	78,259	—	25,137	9,233	6,910	14,617
Vice President Finance	2002	155,006	48,098	—	—	1,500	3,099	2,846
and Chief Accounting Officer	2001	—	—	—	—	—	—	—

(1)	Mr. Dowd became an executive officer of the Company in May 2002. From May 2001 until December 2003, Mr. Dowd was Chief Executive Officer of WaveTel, L.L.C, a wholly owned subsidiary of the Company (“Wavetel”). The 2002 compensation for Mr. Dowd includes compensation he received during his employment with the Company and WaveTel.

(2)	Mr. Hausman became an employee of the Company in May 2002. The amount shown as “Other Annual Compensation” for Mr. Hausman in (i) 2003 includes relocation expense reimbursements of $81,626 and miscellaneous other perquisites, and (ii) 2002 includes relocation expense reimbursements of $37,374, country club initiation dues allowance of $40,000 and miscellaneous other perquisites.

(3)	Mr. Marino became an executive officer of the Company in November 2002. From August 2001 until November 2002, Mr. Marino was Chief Financial Officer of WaveTel. The 2002 compensation for Mr. Marino includes compensation he received during his employment with the Company and WaveTel.

(4)	The amounts shown represent the value of shares of restricted Common Stock awarded (other than long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan, which are disclosed under the column “LTIP Payouts”) based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant. Such shares of restricted stock vest one year from the date of grant, except (i) 7,000 shares ($110,040) awarded to Mr. Dowd in 2002 vest at the rate of 2,000 shares on January 1, 2004, 2,000 shares on January 1, 2005 and 3,000 shares on January 1, 2006, contingent on his continued employment with the Company, and (ii) 3,000 shares ($44,760) awarded to Mr. Hausman in 2002 vest at the rate of 1,000 shares on May 20, 2003, 1,000 shares on May 20, 2004 and 1,000 shares on May 20, 2005, contingent on his continued employment with the Company. Recipients are entitled to receive any cash dividends paid prior to the vesting of such shares. The 8,325 shares ($97,652) awarded to Mr. Coltrane in 2003 were deferred under the Executive Nonqualified Excess Plan. See “— Executive Nonqualified Excess Plan.” The number and value of the aggregate restricted stock holdings of the

Named Executive Officers as of December 31, 2003 (including long-term incentive awards) were as follows: Mr. Coltrane — 14,280 shares ($192,780); Mr. Dowd — 16,077 shares ($217,040); Mr. Nash — 15,130 shares ($204,255); Mr. Hausman — 8,323 shares ($112,361); and Mr. Marino — 2,530 shares ($34,155).

(5)	The amounts shown represent the aggregate cash value of payouts of long-term incentive awards. For 2003, such awards consist of a combination of cash and shares of restricted Common Stock as follows: (i) cash (Mr. Coltrane — $72,906; Mr. Dowd — $33,311; Mr. Nash — $25,266; Mr. Hausman — $12,870; and Mr. Marino — $3,520); and (ii) shares of restricted stock (Mr. Coltrane — 5,992 shares ($70,286); Mr. Dowd — 2,738 shares ($32,117); Mr. Nash — 2,076 shares ($24,351); Mr. Hausman — 1,058 shares ($12,410); and Mr. Marino — 289 shares ($3,390)). Pursuant to the Company’s Executive Nonqualified Excess Plan, Mr. Coltrane deferred payment of the 5,992 shares of restricted stock ($70,286) shown as compensation for 2003. See “— Executive Nonqualified Excess Plan.” The amounts shown for the restricted Common Stock are based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant and vest two years from the date of grant. For 2002 and 2001, such awards consist of a combination of cash, shares of restricted Common Stock and options exercisable for Common Stock. In February 2003, the Compensation Committee modified the 2001-2003 executive long-term incentive compensation as reported for 2003 as follows: (i) awards consisting of 30% cash, 30% restricted Common Stock and 40% stock options based on a three-year performance period were modified to consist of an annual award of stock options based on a one-year performance period (such stock options are reported in the column “Number of Securities Underlying Options”) and a long-term award consisting of 50% cash and 50% restricted Common Stock based on a three-year performance period; (ii) the stock option award performance criteria were modified to make them consistent with those for stock option grants to other Company management employees; (iii) the cash and restricted Common Stock award performance criteria were not modified and remained the same; (iv) the multiples of the annualized base salary used to determine the amount of the stock option award for the President and Chief Executive Officer were increased from 14%, 60% and 128% to 40%, 100% and 200%, respectively, the multiples of the annualized base salary used to determine the amount of the stock option award for Messrs. Dowd, Nash and Hausman were increased from 6%, 28% and 72% to 25%, 50% and 100%, respectively, and for Mr. Marino, the multiples of the annualized base salary used to determine the amount of the stock option award were increased from 3.2%, 14% and 28% to 7.5%, 17.5% and 35%, respectively; (v) the multiples of the annualized base salary used to determine the amount of the cash and restricted Common Stock awards increased in the same corresponding percentages for the executive officers as described above; (vi) the calculation of the number of stock options to be issued was modified to be based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the annual stock option incentive cycle (previously, the number of stock options was based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle); and (vii) the price used to calculate the number of shares of restricted Common Stock to be issued was modified from 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle to 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the incentive cycle.

(6)	The amounts shown for 2003 include (i) matching contributions made by the Company to our employee savings plan on behalf of each Named Executive Officer (Mr. Coltrane — $7,651; Mr. Dowd — $7,307; Mr. Nash — $7,651; Mr. Hausman — $7,651; and Mr. Marino — $6,550); (ii) contributions made by the Company to term life insurance plans (Mr. Coltrane — $24,809; Mr. Dowd — $8,913; Mr. Nash — $12,877; Mr. Hausman — $11,983; and Mr. Marino — $2,900); (iii) contributions made by the Company to the Executive Nonqualified Excess Plan (Mr. Coltrane — $7,617; Mr. Dowd — $7,162; Mr. Nash — $8,423; Mr. Hausman — $7,500; and Mr. Marino — $2,140); and (iv) contributions made by the Company for supplemental disability insurance (Mr. Coltrane — $11,407; Mr. Dowd — $7,066; Mr. Nash — $5,006; Mr. Hausman — $5,336; and Mr. Marino — $3,027).

Option Grants

      The following table sets forth information concerning options granted to the Named Executive Officers during 2003:

Option Grants in Last Fiscal Year

	Individual Grants (1)
					Potential Realized Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted			for Option Term
	Options	to Employees	Exercise	Expiration
Name	Granted	in Fiscal Year	Price	Date	5%	10%

Michael R. Coltrane	95,630	17.33%	$11.73	02/13/2014	$705,456	$1,787,765
Matthew J. Dowd	43,693	7.92	11.73	02/13/2014	322,320	816,823
Michael R. Nash	33,141	6.01	11.73	02/13/2014	244,479	619,558
James E. Hausman	31,986	5.80	11.73	02/13/2014	235,959	597,965
Ronald A. Marino	9,233	1.67	11.73	02/13/2014	68,111	172,607

(1)	All options granted in 2003 were granted under the Company’s 2001 Stock Incentive Plan, which options vest at the rate of 25% per year over four years, based on the date of grant. Such options have an exercise price equal to 100% of the fair market value of such shares on the date of grant.

Aggregated Option Exercises and Fiscal Year-End Values

      The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2003, the number of securities underlying unexercised options at the 2003 year-end and the 2003 year-end value of all unexercised options held by such individuals:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In- the-Money Options
	Acquired		Year-End		at Fiscal Year-End (1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Coltrane	—	—	120,384	127,368	$258,935	$1,362,015
Matthew J. Dowd	—	—	—	48,027	—	99,007
Michael R. Nash	—	—	5,734	42,901	—	82,915
James E. Hausman	—	—	—	32,886	—	61,115
Ronald A. Marino	—	—	—	11,067	—	25,512

(1)	Represents the difference between the exercise price and the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 2003.

Long-Term Incentive Awards

      The following table sets forth information concerning awards granted to the Named Executive Officers during 2003 as long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan:

Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under Non-Stock
	Number of Shares,	Other Period Until	Price-Based Plans (1)
	Units or	Maturation
Name	Other Rights	Or Payout	Threshold	Target	Maximum

Michael R. Coltrane	N/A	12/31/2005	$116,000	$290,000	$580,000
Matthew J. Dowd	N/A	12/31/2005	66,250	132,500	265,000
Michael R. Nash	N/A	12/31/2005	50,250	100,500	201,000
James E. Hausman	N/A	12/31/2005	48,500	97,000	194,000
Ronald A. Marino	N/A	12/31/2005	12,000	28,000	56,000

(1)	At the end of the performance period, the Named Executive Officers will be entitled to receive a payout award ranging from 0% to 200% of their respective annualized base salaries as of December 31, 2005, based upon the Named Executive Officer’s position with the Company and the Company meeting certain performance measures. For the long-term performance period ending December 31, 2005, the long-term incentive is based on three-year growth rates for key financial measurements and is paid 50% in cash and 50% in restricted Common Stock. The financial measurements for the three-year period ending December 31, 2005 are: operating revenue; operating earnings before interest, taxes, depreciation and amortization; earnings per share and total shareholder return (compared to a peer stock index). The restricted stock vests two years from the date of grant. In order to be eligible to receive any payout of a long-term incentive award, the Named Executive Officer must be actively employed by the Company on the actual date of payment following the performance period. The estimated future payouts are based on the annualized base salary of each Named Executive Officer as of December 31, 2003 since the annualized base salaries as of December 31, 2005 are not presently determinable.

Pension Plan

      We have a non-contributory pension plan, the Pension Plan of The Concord Telephone Company (the “Pension Plan”), that applies to all employees who have completed one year of service and attained age 21. No employee will have any vested benefits until he or she attains five years of service. The amount of annual benefit to be paid in monthly installments for life, based on service to normal retirement date and straight life annuity, is the sum of (i) 1.1% of average compensation multiplied by creditable service not in excess of 40 years, plus (ii) 0.65% of average compensation in excess of covered compensation multiplied by creditable service not in excess of 35 years. Covered compensation is determined from Internal Revenue Service (IRS) tables published annually. As of December 31, 2003, due to IRS limits, the maximum amount of annual compensation for each participant that may be taken into account in determining benefit accruals in a plan year was $200,000. Payments under the Pension Plan are not offset by Social Security.

Pension Plan Table*

	Estimated Annual Benefits Payable Upon Retirement
	With Years of Creditable Service Indicated

5-Year Average Annual Pay	15	20	25	30	35	40

$125,000	$28,542	$38,056	$47,570	$57,084	$66,598	$76,112
150,000	35,105	46,806	58,508	70,209	81,911	93,612
175,000	41,667	55,556	69,445	83,334	97,223	111,112
200,000	48,230	64,306	80,383	96,459	112,536	128,612
225,000	48,230	64,306	80,383	96,459	112,536	128,612
250,000	48,230	64,306	80,383	96,459	112,536	128,612
300,000	48,230	64,306	80,383	96,459	112,536	128,612
350,000	48,230	64,306	80,383	96,459	112,536	128,612
400,000	48,230	64,306	80,383	96,459	112,536	128,612
450,000	48,230	64,306	80,383	96,459	112,536	128,612
500,000	48,230	64,306	80,383	96,459	112,536	128,612

*	Assuming a normal retirement date of December 31, 2003.

      As of December 31, 2003, the credited years of service and compensation covered by the Pension Plan for each Named Executive Officer was as follows: Mr. Coltrane — 15 years ($200,000); Mr. Dowd — 2 years ($200,000); Mr. Nash — 5 years ($195,118); Mr. Hausman — 2 years ($154,471); and Mr. Marino — 2 years ($184,003). Under the terms of the Pension Plan, Messrs. Dowd, Hausman and Marino will not have any vested benefits until each of them attains five years of service with the Company.

Supplemental Executive Retirement Plan

      Effective December 31, 2000, the Company determined that no new participants would be added and the benefit accrual would be frozen under the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP was intended to provide an aggregate income replacement ratio of up to 60% of the participating employee’s pre-retirement average compensation when taking into account our Pension Plan and Social Security. As of December 31, 2003, Mr. Coltrane was the only Named Executive Officer of the Company eligible to receive benefits under the SERP. The amount of Mr. Coltrane’s benefits under the SERP as of December 31, 2003 was $394,452. Such benefit will continue to accrue interest, with the annual rate of interest currently set at 7.5%.

Executive Nonqualified Excess Plan

      On December 1, 2001, the Company adopted the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”). Eligible employees may choose to defer receipt of a portion of their annual salary and/or cash bonus. In 2002, we amended the Deferred Compensation Plan to provide that eligible employees could also elect to defer bonus payments received in the form of restricted stock as annual incentive awards and long-term incentive awards pursuant to the Company’s 2001 Stock Incentive Plan. Employee contributions to the Deferred Compensation Plan representing salary deferrals and cash bonuses are always fully vested. Employee contributions representing restricted stock awards vest in accordance with the vesting schedules provided in the award, with vesting accelerated in the case of the retirement of the participant or a change in control of the Company. A participant may direct that amounts credited to his or her account under the Deferred Compensation Plan that represent contributions other than bonus payments in the form of restricted stock be deemed to be invested in publicly traded securities with gains or losses credited accordingly. Amounts representing bonus payments in the form of restricted stock will be deemed to be invested solely in our Common Stock. The Deferred Compensation Plan is administered by the Compensation Committee. In 2003, Messrs. Coltrane, Dowd, Nash, Hausman and Marino participated in the Deferred Compensation Plan and the Company made contributions on behalf of such participants. Fifty percent of such contributions made by the Company will vest after five years of service, and the remaining 50% will vest upon the participant reaching the age of 65, if such participant is still employed with the Company at that time. See “— Summary Compensation Table.”

Management Agreements

      Change in Control Agreements. The Company has Change in Control Agreements with Michael R. Coltrane, Matthew J. Dowd, Michael R. Nash, James E. Hausman and Ronald A. Marino. These agreements provide that if there is a “change in control” of the Company, as defined in the agreements, and the employment of the employee is terminated other than for cause or the employment is terminated by the employee for good reason, within two years following the change in control, the employee would be entitled to receive a severance payment and benefits.

      Pursuant to the Change in Control Agreement of Mr. Coltrane, in the event of such termination following a change in control, Mr. Coltrane would continue to be compensated by the Company in monthly installments for a period of 35 months following such termination. This compensation would consist of (i) his annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to Mr. Coltrane for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, Mr. Coltrane may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling him to compensation thereunder.

      Mr. Coltrane also would be entitled upon such termination of employment following a change in control to maintain for the 35-month period following termination employee medical insurance, participation in all qualified retirements plans, including the Company’s pension plan and salary-reduction defined contribution plan, employee life insurance and short and long-term disability insurance. Upon termination of employment, Mr. Coltrane would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to the Change in Control Agreements of Messrs. Dowd, Nash, Hausman and Marino, in the event of such termination following a change in control, Messrs. Dowd, Nash, Hausman and Marino would continue to be compensated by the Company in monthly installments for a period of 12 months following such termination. This compensation would consist of (i) the employee’s annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to the employee for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, the employee may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling the employee to compensation thereunder.

      Messrs. Dowd, Nash, Hausman and Marino also would be entitled upon such termination of employment following a change in control to maintain for the 12-month period following termination medical insurance, participation in all qualified retirement plans, including the Company’s pension plan and salary-reduction defined contribution plan, life insurance and short and long-term disability insurance. Upon termination of employment, the employee would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to each of the Change in Control Agreements, no payment made under a Change in Control Agreement is intended to be deemed an excess parachute payment as defined in the Internal Revenue Code

Section 280G or any successor provision. The parties to the Change in Control Agreements have agreed that the present value of any payment under a Change in Control Agreement and any other payments to the employees in the nature of compensation, receipt of which is contingent on a change in control of the Company, and to which Code Section 280G or any successor provision applies, should not exceed an amount equal to one dollar less than the maximum amount that the employee may receive without becoming subject to the tax imposed by Internal Revenue Service Code Section 4999 or any successor provision or which the Company may pay without loss of deduction under Section 280G or any successor provision.

      Employment Agreements. The Company has employment agreements with Matthew J. Dowd and James E. Hausman. Mr. Dowd’s agreement provides that Mr. Dowd will hold the positions of Senior Vice President of the Company and Chief Executive Officer of WaveTel, through December 2003 and Senior Vice President of the Company effective January 2004. Mr. Dowd’s annual base salary under his employment agreement was initially set at $260,000.

      Mr. Dowd is eligible to participate in the Company’s annual and long-term incentive awards as a Senior Vice President. Under the terms of the employment agreement, Mr. Dowd’s participation effective date for the Company’s long-term incentive awards is January 1, 2001. To transition out of WaveTel’s long-term incentive awards, Mr. Dowd was granted 7,000 restricted shares of Common Stock, of which 2,000 shares vested on January 1, 2004, 2,000 shares are scheduled to vest January 1, 2005 and 3,000 shares are scheduled to vest January 1, 2006, contingent on Mr. Dowd’s continued employment with the Company. These restricted shares and Mr. Dowd’s benefits under the Company’s long-term incentive awards are to replace and be in lieu of any benefits to which Mr. Dowd previously may have been entitled under WaveTel’s long-term incentive awards.

      Mr. Dowd is eligible for an enhanced life insurance benefit of $750,000 with limited tax liability, short-term disability and long-term disability benefits. He also qualifies for participation in the Company’s Deferred Compensation Plan.

      Mr. Dowd is eligible to receive an annual physical examination, financial planning assistance, annual tax preparation assistance, country club dues reimbursement and a car allowance. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.

      Under the terms of his employment agreement, in the event that Mr. Dowd’s employment is severed involuntarily during the first 36 months of his employment with the Company, for reasons other than specified causes, or due to a change in control, which is governed by Mr. Dowd’s Change in Control Agreement described above, he will receive a severance payment equal to his monthly base salary at the time of termination for a period of six months or until he secures other employment, whichever occurs first. During this period, the Company will continue Mr. Dowd’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination. The agreement states that the terms, conditions and benefits of the severance arrangement will terminate at the conclusion of the 36 month period from the date of his employment.

      Mr. Hausman’s employment agreement provides that he will hold the positions of Chief Financial Officer and Senior Vice President. His annual base salary under his employment agreement was initially set at $185,000 under the agreement. Mr. Hausman is eligible to participate in the Company’s annual and long-term incentive awards as a Senior Vice President. Mr. Hausman was granted 3,000 restricted shares of Common Stock, of which 1,000 shares vested on May 20, 2003, 1,000 shares will vest on May 20, 2004 and 1,000 shares will vest on May 20, 2005, contingent on his continued employment with the Company. In addition, Mr. Hausman is eligible for an enhanced life insurance benefit with limited tax liability, short-term disability and long-term disability benefits. He also qualifies for participation in the Company’s Deferred Compensation Plan.

      Mr. Hausman is eligible to receive an annual physical examination, financial planning assistance, annual tax preparation assistance, a country club initiation fee allowance, a country club recurring dues reimbursement, a car allowance and reimbursement of relocation expenses. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.

      Under the terms of his employment agreement, in the event that Mr. Hausman’s employment is severed involuntarily: (i) during the first 12 months of his employment by the Company, for reasons other than specified causes, or due to a change in control, which is governed by Mr. Hausman’s Change in Control Agreement described above, he will receive a severance payment equal to his monthly base salary at the time of termination for a period of 12 months or until he secures other employment, whichever occurs first, and the Company will continue Mr. Hausman’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination or (ii) after the first 12 months of his employment by the Company, for reasons other than specified causes, then he will receive a severance payment equal to his monthly base salary at the time of termination for a period of six months or until he secures other employment, whichever occurs first.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee approves all executive officer compensation and submits it to the Board of Directors for its information. Set forth below is a report of the Compensation Committee regarding executive compensation for 2003.

      Executive Compensation Policies and Program. Our executive compensation program is designed to:

•	attract and retain qualified management,

•	motivate the attainment of short-term operating and performance goals, and

•	enhance long-term shareholder value and align interests with shareholders.

      The compensation package for our executive officers includes cash and equity-based compensation. Annual compensation typically consists of a base salary, an annual incentive award, a long-term incentive award and grants of stock options and restricted Common Stock. Our policy is generally to provide base salary at approximately the 40th to 45th percentile for the Company’s Chief Executive Officer and at the 50th percentile for other executive officers as compared to base salaries paid to comparable executive officers in the telecommunications industry. The incentive compensation portion of the Company’s compensation package focuses on performance, and is targeted to provide total compensation at approximately the 60th percentile as paid to comparable executive officers in the telecommunications industry. Generally, incentive-based compensation, including equity-based incentives, is awarded based on achieving pre-determined business objectives.

Base Salary.

      The Compensation Committee determines the level of base salary for the Chief Executive Officer and the other executive officers based on competitive salaries derived from executive compensation surveys and discussions with and research prepared by compensation and benefits consultants retained by the Compensation Committee. In addition, with respect to each executive officer, including the Chief Executive Officer, the Compensation Committee considers the individual’s performance, including that individual’s total level of experience in the telecommunications industry, his or her record of performance and contribution to our success relative to his or her job responsibilities and his or her overall service to us. During 2003, the Compensation Committee maintained 2003 aggregate base salaries for all of our executive officers that approximated the 50th percentile for base salaries paid to comparable executives in the telecommunications industry based on information available to the Compensation Committee.

Performance-Based Compensation.

      Annual Incentive Awards. An annual incentive award may be paid each year based on goals established and approved by the Compensation Committee. For 2003, the annual incentive award was based on a combination of corporate, financial and operational objectives. Such objectives were: operating revenue; operating earnings before interest, taxes, depreciation and amortization; operating free cash flow; ILEC customer satisfaction; wireless churn; DSL churn; and CLEC net additions. Annual incentive award payouts generally consist of a combination of cash and restricted Common Stock and for 2003 also included stock options as described below. The restricted Common Stock portion of the annual incentive award vests one year from the award date. Executive officers may elect to receive up to 100% of their annual cash award in nonqualified stock options, although no executive officers elected to receive nonqualified stock options in lieu of cash in 2003. In February 2003, the Compensation Committee modified the 2003 annual incentive award with regard to the percentage payout. Prior to the February 2003 modification, the annual incentive award payout consisted of 67% cash and 33% restricted Common Stock. Based on the recommendation of the Compensation Committee’s external compensation consultant, the Compensation Committee revised the executive annual incentive award payout to consist of 75% cash and 25% restricted Common Stock. The Committee’s external compensation consultant recommended this change to better enable the Company to attract and retain key executives and to provide greater motivation for strong performance.

      The Company, as authorized by the Compensation Committee, may also pay a long-term incentive award to the executive officers. In February 2003, the Compensation Committee modified the 2001-2003 long-term incentive program in the following manner: (i) awards consisting of 30% cash, 30% restricted Common Stock and 40% stock options based on a three-year performance period were modified to consist of an annual award of stock options, which, as with the prior program, would vest over a four-year period and which were awarded based on a one-year performance period and a long-term award consisting of 50% cash and 50% restricted Common Stock based on a three-year performance period; (ii) the stock option award performance criteria were modified to make them consistent with those for stock option grants to other Company management employees; (iii) the cash and restricted Common Stock award performance criteria were not modified and remained the same; (iv) the multiples of the annualized base salary used to determine the amount of the stock option award for the President and Chief Executive Officer were increased from 14%, 60% and 128% to 40%, 100% and 200%, respectively, the multiples of the annualized base salary used to determine the amount of the stock option award for Messrs. Dowd, Nash and Hausman were increased from 6%, 28% and 72% to 25%, 50%, and 100%, respectively, and for Mr. Marino, the multiples of the annualized base salary used to determine the amount of the stock option award were increased from 3.2%, 14% and 28% to 7.5%, 17.5% and 35%, respectively; (v) the multiples of the annualized base salary used to determine the amount of the cash and restricted Common Stock awards increased in the same corresponding percentages for the executive officers as described above; (vi) the calculation of the number of stock options to be issued was modified to be based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the annual stock option incentive cycle (previously, the number of stock options was based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle); and (vii) the price used to calculate the number of shares of restricted Common Stock to be issued was modified from 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle to 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the incentive cycle.

      The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. In 2003, the Compensation Committee used a compensation consulting firm to assist the Compensation Committee in its review of compensation for the executive officers. The Compensation Committee’s decision to modify the long-term incentive compensation for executive officers was based in part on recommendations by this consulting firm. In particular, the consulting firm conducted a survey and found that the Company’s long-term incentive compensation for executive officers, when compared to comparable companies, was below market. Additionally, the Compensation Committee determined that modifications to the long-term incentive compensation to increase the stock option portion would eliminate the Company’s need to award additional stock options to executive officers whose stock option award under the long-term incentive program was smaller than lower-ranking management under the Company’s general stock option award program.

      Stock Options and Restricted Stock. In addition to the annual and long-term incentive compensation described above, compensation for executive officers may include additional awards of nonqualified and/or incentive stock options and/or restricted Common Stock issued from the Company’s 2001 Stock Incentive

Plan. The Company did not make any such awards in 2003. The Compensation Committee administers the 2001 Stock Incentive Plan in its sole discretion, including the determination of the individuals to whom awards will be granted, the terms on which those awards are granted and the number of shares subject to each award. In general, when determining the employees to whom awards will be granted, the Compensation Committee considers an executive officer’s relative job responsibilities and ability to impact the financial and operating performance of the Company and the aggregate value of awards granted in relation to base salary.

      Other. In addition to the above forms of compensation, the Company also provides group term life insurance, Company-owned executive whole life insurance and short-term and long-term disability insurance. Executive officers generally participate in a non-contributory Pension Plan and a Deferred Compensation Plan as described under “Executive Compensation — Pension Plan” and “— Executive Nonqualified Excess Plan.” Executive officers also receive a perquisite package consisting of an annual physical, tax preparation assistance and financial consulting. Executive officers employed on or before December 31, 2001 receive an annual flexible perquisite of either $8,000 or $15,000. Executive officers employed on or after January 1, 2002 receive an automobile allowance equaling either $8,000 or $12,000 per year, rather than flexible perquisites. Some Named Executive Officers also receive country club initiation fees and dues reimbursement. In addition, as part of his employment agreement with the Company, Mr. Hausman, who joined the Company in May 2002, was reimbursed for various relocation expenses in 2003.

Compensation of Chief Executive Officer.

      Mr. Coltrane’s base salary is determined by the Compensation Committee after reviewing the salaries of top executives of comparable telecommunications companies, using the process previously described. The Compensation Committee targeted the total annual compensation for Mr. Coltrane in 2003 to approximate the 60th percentile for comparable executives based on information available to the Compensation Committee. In 2003, according to 2003 survey data. Mr. Coltrane’s base salary was approximately in the 50th percentile for comparable executives. Mr. Coltrane also participates in the annual incentive awards and long-term incentive compensation described above. Mr. Coltrane’s annual incentive award was based on achieving specified objectives in operating revenue, operating earnings before interest, taxes, depreciation and amortization, operating free cash flow and customer satisfaction. Mr. Coltrane’s annual incentive payout was equal to 138% of his annual base salary, based on the achievement of these objectives. As a result of the Compensation Committee’s modifications to the executive long-term incentive compensation, which modifications are described above, Mr. Coltrane received stock options based on achieving the same specified criteria discussed above for stock option issuances to other executive officers in 2003. In 2003, his annual stock option incentive payout was valued at 186% of his annual base salary, based on the Company’s performance relative to those criteria. Mr. Coltrane received long-term incentive compensation which was awarded 50% in cash and 50% in restricted Common Stock based on three-year growth achievement in operating revenues, operating earnings before interest, taxes, depreciation and amortization, earnings per share and total shareholder return (compared to a peer stock index). Mr. Coltrane’s total long-term incentive award was equal to 49% of his annual base salary, based on the achievement of these objectives.

Internal Revenue Code Limits on Deductibility of Compensation.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive officers’ compensation for deductibility under section 162(m) to the extent the Compensation Committee determines to be appropriate. For 2003, none of our executive officers’ compensation subject to the deductibility limits of section 162(m) exceeded $1 million.

      Submitted by the Compensation Committee of the Board of Directors:

Tom E. Smith, Chairman	Samuel E. Leftwich
John R. Boger, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company may from time to time have short-term loans outstanding with First Charter Bank, Charlotte, North Carolina. First Charter Bank is a wholly owned subsidiary of First Charter Corporation, which until June 2003 held more than five percent of the outstanding shares of the Company’s Common Stock. Michael R. Coltrane is Vice Chairman and a shareholder of First Charter Corporation and a director of First Charter Bank. The Company has an available line of credit of up to $10 million at First Charter Bank, which bears interest at a rate calculated as the 30-day LIBOR rate plus 125 basis points, and includes other customary terms. For 2003, there was no outstanding loan balance under such line of credit. First Charter Bank is the Trustee of The Concord Telephone Company Employee Savings Plus Plan and the Pension Plan of The Concord Telephone Company. First Charter Bank received aggregate fees of $50,728 for such services in 2003. The Company also paid First Charter Bank a total of $95,686 in 2003 in connection with various banking fees charged to the Company through accounts it maintains at First Charter Bank and for certain collection services performed by First Charter Bank for the Company.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors currently has four members, John R. Boger, Jr., O. Charlie Chewning, Jr., Raymond C. Groth and James L. Moore, Jr. As of the date of this proxy statement, each Audit Committee member is an “independent director” under The Nasdaq Stock Market rules, and the additional standards of independence for audit committee members promulgated by the SEC. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors. The Amended and Restated Charter of the Audit Committee is attached as Appendix A to the end of this proxy statement.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2003 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements for the year ended December 31, 2003 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

      Submitted by the Audit Committee of the Board of Directors:

O. Charlie Chewning, Jr., Chairman	Raymond C. Groth
John R. Boger, Jr.	James L. Moore, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based upon our records, we believe that during the fiscal year ended December 31, 2003 all filings required by Section 16(a) of the Exchange Act applicable to our Directors and officers were complied with by such individuals.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with a peer group consisting of six regional telecommunications companies (“RLEC Index”) and the Russell 2000 Index, a broad equity market index. The companies in the RLEC Index are Alaska Communications Systems Group Inc. (ALSK), Commonwealth Telephone Enterprises, Inc. (CTCO), D&E Communications, Inc. (DECC), Hickory Tech Corp. (HTCO), North Pittsburgh Systems Inc. (NPSI) and SureWest Communications Inc. (SURW).

      Each line graph assumes the investment of $100 on December 31, 1998 and the reinvestment of dividends.

Comparison of the Return of the Company’s Common Stock

PROPOSAL 2:
APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK INCENTIVE PLAN

      The shareholders of the Company are being asked to consider and vote upon a proposal to approve the Company’s Amended and Restated 2001 Stock Incentive Plan. Shareholder approval of the amendment and restatement of the 2001 Stock Incentive Plan is being requested so that stock options granted under the 2001 Stock Incentive Plan may continue to qualify as incentive stock options under Section 422 of the Internal Revenue Code, so that awards, including options, may continue to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code and because such approval is required by The Nasdaq Stock Market.

Background

      The Board of Directors originally approved the 2001 Stock Incentive Plan on March 26, 2001, and the plan was approved by our shareholders on April 26, 2001. On February 27, 2004, the number of shares of Common Stock remaining available for issuance under the 2001 Stock Incentive Plan was 315,392. On February 27, 2004, the closing price of our Common Stock was $11.99 per share. There are currently approximately 641 participants in the 2001 Stock Incentive Plan. On February 27, 2004, there were approximately five executive officers, 628 other employees and eight non-employee directors of the Company and its subsidiaries who were eligible to participate in the 2001 Stock Incentive Plan. After more than three years of operation, the Company is nearing the exhaustion of the supply of shares of Common Stock available for grant under the 2001 Stock Incentive Plan. The Board of Directors believes that the changes to the 2001 Stock Incentive Plan, including, but not limited to an increase in the number of reserved shares, are necessary to maintain and improve the Company’s ability to attract and retain key personnel and to provide such personnel with an incentive to make extra efforts to contribute to the success of the Company’s operations.

      The Amended and Restated 2001 Stock Incentive Plan was approved by the Board of Directors on February 26, 2004, subject to the approval of our shareholders at this meeting. The material amendments to the 2001 Stock Incentive Plan that are the subject of this proposal are:

•	an increase in the total number of shares of Common Stock issuable pursuant to awards from one million, two hundred thousand shares to two million, six hundred thousand (2,600,000) shares, in addition to those shares carried over from and available for grant (including shares which come available due to forfeitures of outstanding options or other awards) under the Company’s Omnibus Stock Compensation Plan as originally provided for in the 2001 Stock Incentive Plan;

•	an extension of the term of the 2001 Stock Incentive Plan from March 26, 2011 (ten years after the date of the plan’s adoption) to February 26, 2014 (ten years after the date of the plan’s amendment and restatement);

•	the addition of a new type of award consisting of unrestricted shares of Common Stock of the Company to be available for the grant of bonuses; and

•	an increase in the maximum number of shares of Common Stock that can be awarded other than pursuant to an option from 600,000 shares to 1,200,000 shares.

      The granting of future awards under the Amended and Restated 2001 Stock Incentive Plan is within the discretion of the Compensation Committee. It is not possible at this time to determine the nature or amount of any such awards that may be subject to future grants to the Company’s executive officers, other employees, directors or other participants in the Amended and Restated 2001 Stock Incentive Plan.

      Effect of Shareholder Vote. The Amended and Restated 2001 Stock Incentive Plan provides that, if the Company’s shareholders fail to approve the Amended and Restated 2001 Stock Incentive Plan within one year after February 26, 2004:

•	the awards granted on or after February 26, 2004, for shares in excess of the number of shares available for grants under the 2001 Stock Incentive Plan before its amendment and restatement will be null and void; and

•	the terms of the 2001 Stock Incentive Plan will be those terms that were in effect before the amendment and restatement.

      The affirmative vote of a majority of the shares of Common Stock voted on this proposal at the Annual Meeting is required to approve the Amended and Restated 2001 Stock Incentive Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the Amended and Restated 2001 Stock Incentive Plan.

      The Board of Directors recommends that shareholders vote “FOR” the approval of the Amended and Restated 2001 Stock Incentive Plan.

Description of the Amended and Restated Plan

      A description of the provisions of the Amended and Restated 2001 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the Amended and Restated 2001 Stock Incentive Plan, a copy of which is attached as Appendix B to this proxy statement.

      Administration. The Amended and Restated 2001 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

      Common Stock Reserved for Issuance under the Plan. The Common Stock issued or to be issued under the Amended and Restated 2001 Stock Incentive Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any Common Stock, then the number of shares of Common Stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Amended and Restated 2001 Stock Incentive Plan. The Amended and Restated 2001 Stock Incentive Plan provides that two million, six hundred thousand (2,600,000) shares of Common Stock, plus any shares of Common Stock available for grant (including shares which become available due to forfeitures of outstanding options or other awards) under the Company’s Omnibus Stock Compensation Plan, are reserved for issuance under the Plan.

      Eligibility. Awards may be made under the Amended and Restated 2001 Stock Incentive Plan to employees of or consultants to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, to our outside directors and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the Board of Directors.

      Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. However, amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the stock market on which the Common Stock is listed or other applicable laws.

      Options. The Amended and Restated 2001 Stock Incentive Plan permits the granting of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

      The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

      In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of Common Stock (which if acquired from the Company have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise.

      Stock options granted under the Amended and Restated 2001 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

      Other Awards. The Compensation Committee may also award:

•	restricted stock, which is shares of Common Stock subject to restrictions;

•	unrestricted stock, which is shares of Common Stock not subject to restrictions and is generally awarded as a bonus;

•	stock units, which are a right to receive Common Stock upon satisfaction of restrictions;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock;

•	stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee; and

•	performance and annual incentive awards, ultimately payable in Common Stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent the Compensation Committee determines is appropriate. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”). In modifying, amending or adjusting the terms of an award intended to qualify under Section 162(m) to covered employees (or likely covered employees), the Compensation Committee may not take any action with respect to the employee that would cause any payment to the employee to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

      Effect of Certain Corporate Transactions. Certain corporate transactions involving us, such as a sale of the Company, may cause awards granted under the Amended and Restated 2001 Stock Incentive Plan to vest, unless the awards are continued or substituted for in connection with the corporate transaction.

      Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Amended and Restated 2001 Stock Incentive Plan, including the individual limitations on awards, to reflect Common Stock dividends, stock splits and other similar events.

      Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to each of their covered employees. However, performance-based compensation is excluded from this limitation. The Amended and Restated 2001 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

      To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and

(iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

      In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

      Under the Amended and Restated 2001 Stock Incentive Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	total shareholder return,

•	total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or an index consisting of telecommunications companies that are peer companies to the Company,

•	net income,

•	pretax earnings,

•	earnings before interest expense, taxes, depreciation and amortization,

•	operating earnings before interest expense, taxes, depreciation and amortization,

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items,

•	operating margin,

•	earnings per share,

•	return on equity,

•	return on capital,

•	return on investment,

•	operating earnings,

•	working capital,

•	ratio of debt to shareholders’ equity,

•	revenue,

•	results of customer satisfaction surveys,

•	number of access line additions,

•	account retention rates,

•	customer turnover,

•	number of new accounts,

•	market share, and

•	operating free cash flow.

      Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

      The maximum number of shares of Common Stock subject to options that can be awarded under the Amended and Restated 2001 Stock Incentive Plan to any person is 400,000 per calendar year. The maximum number of shares of Common Stock that can be awarded under the Amended and Restated 2001 Stock Incentive Plan other than pursuant to an option, is 1,200,000 shares, and no more than 200,000 shares may be awarded to any person in a calendar year pursuant to an award other than an option. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $1 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $3 million.

Federal Income Tax Consequences

      Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

      For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

      Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

      If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

      In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at the time of exercise.

      Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Unless the grantee makes a Section 83(b) election, dividends paid pursuant to restricted stock will be subject to withholding taxes.

      Unrestricted Stock. A grantee who is awarded unrestricted stock will recognize taxable income equal to the value of the shares of Common Stock for federal income tax purposes at the time he or she receives the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      Stock Units. There are no immediate tax consequences of receiving an award of stock units under the Amended and Restated 2001 Stock Incentive Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the Amended and Restated 2001 Stock Incentive Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. When the award is actually paid to the grantee in the form of shares of Common Stock or cash, the payment of the award will be taxable to the grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Equity Compensation Plan Information

      The following table provides information regarding the Company’s equity compensation plans as of December 31, 2003.

Number of
	Number of		Securities
	Securities to be	Weighted-Average	Remaining
	Issued upon	Exercise Price of	Available for
	Exercise of	Outstanding	Future Issuance
	Outstanding	Options,	under Equity
	Options, Warrants	Warrants and	Compensation
Plan Category	and Rights	Rights	Plans

Equity compensation plans approved by security holders	841,870 (1)	$16.27	994,532 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	841,870	$16.27	994,532

(1)	Includes 350,826 options to purchase shares of common stock under the Omnibus Stock Compensation Plan, 434,508 options to purchase shares of common stock under the 2001 Stock Incentive Plan and 56,536 options to purchase shares of common stock under the Comprehensive Stock Option Plan.

(2)	Includes 375,904 shares originally authorized for issuance under the Omnibus Stock Compensation Plan that were transferred to the 2001 Stock Incentive Plan in accordance with that plan. Also includes an additional 597,090 shares authorized under the 2001 Stock Incentive Plan, 480 shares authorized under the Comprehensive Stock Option Plan and 21,058 shares authorized under the 1996 Director Compensation Plan. Available shares shown above for the Omnibus Stock Compensation Plan and the 2001 Stock Incentive Plan include shares that have been become available due to forfeitures or have been reacquired by the Company for any reason without delivery of the stock, as allowed under the terms of the plans.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed KPMG LLP, independent public accountants, as our auditors for the Company’s 2004 fiscal year and recommends that our shareholders ratify the appointment. KPMG LLP has served as our independent auditors since 1988. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Company other than as its auditors. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Audit Committee has the responsibility for appointing the Company’s independent auditors, and shareholder ratification is not required. However, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of KPMG LLP as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems termination necessary or appropriate.

      The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as independent public accountants of the Company for the Company’s 2004 fiscal year.

Auditor Fee Information

      Fees paid to our independent auditor, KPMG LLP, for the fiscal years ended December 31, 2002 and December 31, 2003 are set forth below.

	Fiscal Year	Fiscal Year
	2002	2003

Audit Fees (1)	$160,000	$180,550
Audit-Related Fees (2)	152,550	89,008
Tax Fees	—	—
All Other Fees (3)	24,000	25,000

(1)	The amount shown excludes Audit-Related Fees, Tax Fees and All Other Fees.

(2)	Audit-Related Fees consist primarily of consultations with the Company’s management as to the accounting treatment or disclosure of transactions or certain events.

(3)	All Other Fees consist principally of fees for audits of financial statements of certain employee benefit plans.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “All Other Fees” is compatible with maintaining the independence of KPMG LLP.

      The Audit Committee has adopted a policy relating to pre-approval of audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by KPMG LLP. This policy is attached as Appendix C to this proxy statement.

MANAGEMENT OWNERSHIP OF COMMON STOCK

      The following beneficial ownership table sets forth information regarding beneficial ownership of Common Stock as of the Record Date by:

•	each Director and Director nominee;

•	each Named Executive Officer; and

•	all Directors and executive officers as a group.

      Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each shareholder is calculated based on the total number of outstanding shares of Common Stock as of the Record Date plus those shares of Common Stock that such shareholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each shareholder.

      The table is based upon information supplied by the Directors, Director nominees and executive officers. Unless otherwise indicated in the footnotes to the table, each of the shareholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned. None of our Directors, Director nominees or executive officers owns any shares of our Four and One-half Percent Preferred Stock or Five Percent Preferred Stock.

Common Stock Beneficially Owned

Name	Number	Percent of Class

Michael R. Coltrane	632,770 (1)	3.33%
Michael R. Nash	33,115 (2)	*
John R. Boger, Jr.	27,144 (3)	*
O. Charlie Chewning, Jr.	23,925 (4)	*
Matthew J. Dowd	23,320 (5)	*
Samuel E. Leftwich	19,169 (6)	*
William A. Coley	14,225 (7)	*
Tom E. Smith	12,562 (8)	*
Cynthia L. Mynatt	11,831 (9)	*
James E. Hausman	9,548(10)	*
Raymond C. Groth	9,289(11)	*
James L. Moore	6,546(12)	*
Ronald A. Marino	2,988(13)	*
All Directors and executive officers of the Company as a group (13 persons)	826,432(14)	4.19%

*	Less than 1%.

(1)	The amount shown includes 15,144 shares which are owned by Mr. Coltrane’s spouse. Mr. Coltrane has shared voting and dispositive power over such shares. The amount shown also includes 135,487 shares represented by currently exercisable options.

(2)	Includes 9,106 shares represented by currently exercisable options.

(3)	Includes 2,216 shares owned by spouse, 2,552 shares owned by an estate to which Mr. Boger acts as a co-executor and 6,628 shares represented by currently exercisable options.

(4)	Includes 6,628 shares represented by currently exercisable options

(5)	Includes 1,083 shares represented by currently exercisable options.

(6)	Includes 6,628 shares represented by currently exercisable options.

(7)	Includes 6,628 shares represented by currently exercisable options.

(8)	Includes 6,628 shares represented by currently exercisable options.

(9)	Includes 864 shares held by Ben Mynatt Pontiac-Buick-GMC Truck, Inc. and 1,736 shares held by Ms. Mynatt’s child. Ms. Mynatt has shared voting and dispositive power over such shares. The amount shown also includes 6,024 shares represented by currently exercisable options.

(10)	Includes 225 shares represented by currently exercisable options.

(11)	Includes 5,971 shares represented by currently exercisable options.

(12)	Includes 4,154 shares represented by currently exercisable options.

(13)	Includes 458 shares represented by currently exercisable options.

(14)	Includes an aggregate of 193,803 shares represented by currently exercisable options

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as of the Record Date with respect to the ownership of shares of Common Stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons or other information made available to us. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Common Stock
	Beneficially Owned

		Percent of
Name and Address	Number	Class

Advisory Research, Inc. (1)	1,327,416	7.03%
180 N. Stetson Street Suite 5780 Chicago, Illinois 60601
World Division of the General
Board of Global Ministries of the United Methodist Church	1,011,688	5.36%
475 Riverside Drive 15th Floor New York, New York 10027

(1)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Advisory Research, Inc. on February 17, 2004.

SHAREHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

      Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2005 annual meeting of shareholders must be received by us no later than November 17, 2004 pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2005 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

OTHER SHAREHOLDER PROPOSALS

FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING

      For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2005 annual meeting of shareholders, management will be able to vote proxies in its discretion if we:

•	receive notice of the proposal before the close of business on February 7, 2005 and advised shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter, or

•	do not receive notice of the proposal prior to the close of business on February 7, 2005.

      Notices of intention to present proposals at the 2005 annual meeting should be addressed to the Secretary, CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, NC 28026-0227.

ANNUAL REPORT ON FORM 10-K

      Our 2003 Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, excluding exhibits, accompanies this proxy statement. COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO CT COMMUNICATIONS, INC., 1000 PROGRESS PLACE, NE, POST OFFICE BOX 227, CONCORD, NORTH CAROLINA 28026-0227, ATTENTION: DAVID H. ARMISTEAD, CORPORATE SECRETARY AND PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

OTHER BUSINESS

      We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

Concord, North Carolina

March 17, 2004

APPENDIX A

CT COMMUNICATIONS, INC.

Amended and Restated

Charter of the Audit Committee

I.  PURPOSES

      The primary functions of the Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors of CT Communications, Inc. (the “Company”) are: (1) to be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company; (2) to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing (a) the processes involved in the preparation and review of the financial reports provided to the public and the audits of the financial statements of the Company; (b) the Company’s systems of internal controls regarding finance and financial reporting, accounting, and legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally; and (3) to perform the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the Nasdaq Stock Market or any other national securities exchange on which the securities of the Company are then listed (the “Relevant Stock Market”).

      The outside auditors and persons performing the internal audit function are ultimately accountable to the Committee, in its capacity as a committee of the Board of Directors, and to the full Board of Directors. While the Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter and the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, as amended (the “Bylaws”), it is not the responsibility of the Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company’s management or the outside auditors. Likewise, it is the responsibility of the Company’s management or the outside auditors to bring appropriate matters to the attention of the Committee, and to keep the Committee informed of matters which the Company’s management or the outside auditors believe require attention, guidance, resolution or other actions. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Committee may take such actions with respect to such matters as it deems necessary or advisable in fulfilling its duties identified in this Charter.

      To the fullest extent permissible under applicable law, each member of the Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company’s officers, employees, committees, the outside auditors, persons performing the internal audit function or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence.

II.   ORGANIZATION

      The Audit Committee is, and will continue to be, composed of three or more directors. Members of the Audit Committee shall meet the independence, experience, finance and accounting knowledge and other qualifications established by applicable laws, rules and regulations and by the Relevant Stock Market, and shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out their responsibilities as a Committee member. All members of the Committee shall be able to read and understand financial statements, including a company’s balance sheet, income statement, and cash flow statement, and it is desirable that at least one member of the Committee be an audit committee financial expert, as defined by applicable laws, rules and regulations. The members of the Audit Committee shall be appointed annually by the Board of Directors and the Board of Directors shall determine which Audit Committee members, if any, are audit committee financial experts, as defined by applicable laws, rules and regulations or guidance issued by the Relevant Stock Market. The Corporate Governance and Nominating Committee recommends the chairperson of the Audit Committee to the Board for approval.

III.  MEETINGS

      The Audit Committee shall meet at least four times annually, and shall meet more frequently as circumstances dictate. The Chairperson shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Committee to the Board of Directors. The Committee may request any officer or employee of the Company or the Company’s internal or outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. In addition, the Committee may meet with management, the persons performing the internal audit function, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the persons performing the internal audit function, the outside auditors or such other persons believe should be discussed privately, and the Committee shall meet separately with such persons as may be required by applicable laws, rules and regulations and the Relevant Stock Market. The Committee shall have direct access to management, the persons performing the internal audit function, the outside auditors, and the Company’s internal and outside legal counsel, both at meetings and otherwise.

IV.  RESPONSIBILITIES AND DUTIES

      In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with applicable requirements and are of high quality.

      In carrying out these responsibilities, the Audit Committee will:

1. On an annual basis review and reassess the adequacy of the Committee’s Charter and, to the extent the Committee determines it to be necessary or advisable, update the Committee’s Charter.

2. Be directly responsible, and have the sole authority, for the appointment of the outside auditors to be retained by the Company, approve the compensation of the outside auditors, be directly responsible for oversight of the work of the outside auditors for the purpose of preparing or issuing an audit report or related work, and be directly responsible, and have the sole authority, for the discharge or replacement of the outside auditors. The outside auditors shall report directly to the Committee. The Committee will approve, in advance, the provision by the outside auditors of all services whether or not related to the audit. The Audit Committee may also establish pre-approval policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations and the requirements of the Relevant Stock Market. As part of and not in limitation of the foregoing, the Committee may delegate to a Committee member or members the authority to pre-approve certain auditing services and non-audit services which member or members shall report any pre-approval decisions to the Committee at its next scheduled meeting. The Company shall provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the outside auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisers employed by the Committee, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.

3. Undertake efforts to ensure that the outside auditor is independent consistent with applicable laws, rules and regulations and the requirements of the Relevant Stock Market and other criteria the Audit Committee determines to be appropriate.

4. Take appropriate action to oversee the independence of the outside auditors, including:

(a) periodically reviewing non-audit services, and the respective related fees, for the services provided by the outside auditors, which shall have been subject to pre-approval by the Audit Committee, and for reviewing any transactional or other relationships between the Company and the outside auditors; giving consideration to applicable laws, rules and regulations and the requirements of the Relevant Stock Market and criteria the Audit Committee determines to be appropriate, that the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors;

(b) ensuring its receipt from the outside auditors of, and reviewing, a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented;

(c) engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors; and

(d) taking appropriate action on any disclosed relationships to satisfy itself of the outside auditors’ independence.

5. Review with the outside auditors their plans for, and the scope of, their annual audit, other reviews of the Company’s quarterly, annual and other financial information, and other examinations of the Company.

6. Review with persons performing the internal audit function and the outside auditors the coordination of audit efforts to gauge completeness of coverage, reduction of redundant efforts, and the effective use of internal and external audit resources.

7. Review with management and the outside auditors (and where appropriate the persons performing the internal audit function) at the completion of the annual examination:

(a) The Company’s annual financial statements and related footnotes.

(b) The outside auditors’ audit of the financial statements and report thereon.

(c) Any significant changes required, during the course of the audit, in the outside auditors’ audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Any material correcting adjustments that have been identified by the outside auditors in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

(f) Any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(g) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented.

8. Based on the review and discussions with management and the outside auditors, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the past fiscal year for filing with the Securities and Exchange Commission (“SEC”).

9. Approve the Audit Committee report to be included in the Company’s proxy statement, and receive the information to be provided by the outside auditors for inclusion in the proxy statement, including all fees relating to their services.

10. Inquire of management, persons performing the internal audit function, and the outside auditors about key financial statement risk areas, the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas. Also, review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

11. Consider the outside auditors’ reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Also, review and consider information received from the outside auditors regarding all critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the outside auditors, and other material written communications between the outside auditors and management, including any management letter or schedule of unadjusted differences.

12. Consider and review with management and the persons performing the internal audit function:

(a) Significant findings during the year by the outside auditors and persons performing the internal audit function, and management’s responses thereto;

(b) Any difficulties encountered in the course of internal audit activities, including any restrictions on the scope of their work or access to required information;

(c) Any changes required in the planned scope of the internal audit plan; and

(d) The internal auditing budget and staffing.

13. At least once each fiscal quarter, review with management, persons performing the internal audit function and the outside auditors their assessments of the effectiveness of the Company’s internal control over financial reporting (including any annual report on internal control and related matters required in the annual report to shareholders), the resolution of any identified material weaknesses in such internal control over financial reporting and the assessments of such internal control over financial reporting to be included in filings with the SEC or other publicly available documents. Review with management, persons performing the internal audit function and the outside auditors as appropriate their assessments of the effectiveness of the Company’s disclosure controls and procedures as of the end of each fiscal quarter.

14. Review with a representative of management and the outside auditors the financial information contained in the Company’s quarterly earnings announcements prior to public release and any material issues brought to the attention of the Committee by the outside auditors or persons performing the internal audit function regarding the interim financial reports before each is filed with the SEC. The Audit Committee will discuss with the outside auditors any matters required to be communicated by the outside auditors to the Audit Committee or its Chairperson in connection with the outside auditors’ review of the interim financial statements of the Company. The Chairperson or another member of the Audit Committee designated by the Chairperson shall be available to review with management current disclosures regarding material changes in the financial condition or operations of the Company.

15. To the extent required by the Relevant Stock Market, review all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Committee (or another independent body of the Board of Directors).

16. Review with corporate officers and persons performing the internal audit function, and where appropriate the outside auditors, the Company’s compliance with its legal and accounting policies and procedures. The Audit Committee shall review and make recommendations to the Board of Directors regarding the code of conduct/ethics adopted or to be adopted by the Board of Directors as required by applicable laws, rules and regulations and by the Relevant Stock Market.

17. Review with the Company’s legal counsel all legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements. The Committee shall respond appropriately to any matters reported to it by counsel, including reporting to the Board of Directors on such matters, and adopting, as necessary, appropriate remedial measures or sanctions, or recommending such action to the Board of Directors.

18. As circumstances dictate, meet with persons performing the internal audit function, the outside auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

19. Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

21. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

22. Retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other experts or consultants to advise and assist it in complying with its responsibilities set forth herein. The Committee shall have the authority to engage independent counsel, accountants, or other experts or advisers as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisers retained by the Committee under this paragraph.

23. Perform such other functions as may be required by applicable laws, rules and regulations and the Relevant Stock Market, the Company’s Articles of Incorporation and Bylaws, or by the Board of Directors.

It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

Adopted by the Board of Directors on February 26, 2004.

APPENDIX B

CT COMMUNICATIONS, INC.

Amended and Restated

2001 Stock Incentive Plan

      CT Communications, Inc., a North Carolina corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2001 Stock Incentive Plan (the “Plan”), as follows:

1.     PURPOSE

      The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash based awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.     DEFINITIONS

      For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

      2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

      2.2 “Amendment and Restatement Date” shall have the meaning set forth in Section 5.1 hereof.

      2.3 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) over a performance period of up to one year (the fiscal year, unless otherwise specified by the Committee).

      2.4 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Rights, Annual Incentive Award or Performance Award under the Plan.

      2.5 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

      2.6 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

      2.7 “Board” means the Board of Directors of the Company.

      2.8 “Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties, (ii) conviction of a criminal offense (other than minor traffic offenses), or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider or other employee and the Company or an Affiliate.

      2.9 “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company.

      2.10 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

      2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

      2.12 “Company” means CT Communications, Inc.

      2.13 “Covered Employee” means a Grantee who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

      2.14 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

      2.15 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

      2.16 “Effective Date” means March 26, 2001, the date the Plan was first approved by the Board. The Plan as herein amended and restated was approved by the Board on the Amendment and Restatement Date.

      2.17 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

      2.18 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

      2.19 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

      2.20 “Grant Date” means, as determined by the Board or authorized by the Committee, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an

Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

      2.21 “Grantee” means a person who receives or holds an Award under the Plan.

      2.22 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

      2.23 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

      2.24 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

      2.25 “Option Price” means the purchase price for each share of Stock subject to an Option.

      2.26 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

      2.27 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

      2.28 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

      2.29 “Plan” means this CT Communications, Inc. Amended and Restated 2001 Stock Incentive Plan.

      2.30 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

      2.31 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

      2.32 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

      2.33 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 10 hereof.

      2.34 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

      2.35 “Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

      2.36 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

      2.37 “Stock” means the common stock of the Company.

      2.38 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 10 hereof.

      2.39 “Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

      2.40 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

      2.41 “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

      2.42 “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

      2.43 “Unrestricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

3.     ADMINISTRATION OF THE PLAN

      3.1 Board

      The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s articles of incorporation and bylaws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final and conclusive.

      3.2 Committee

      The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the articles of incorporation and bylaws of the Company and applicable law.

      (i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code, (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (c) who satisfy such requirements for independence as may be established by the stock market on which the Stock is listed.

      (ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

      In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

      3.3 Terms of Awards

      Subject to the other terms and conditions of the Plan, the Board shall have full and final authority:

(i) to designate Grantees,

(ii) to determine the type or types of Awards to be made to a Grantee,

(iii) to determine the number of shares of Stock to be subject to an Award,

(iv) to establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof)

relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) to prescribe the form of each Award Agreement evidencing an Award, and

(vi) to amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. This authority does not include the authority to reprice outstanding Options.

      As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Company Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable, or if such Grantee violates or breaches any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise competes with the Company or any Affiliate thereof. The grant of any Award shall be contingent upon the Grantee executing the appropriate Award Agreement.

      3.4 Deferral Arrangement

      The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalents Rights, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans.

      3.5 No Liability

      No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.	STOCK SUBJECT TO THE PLAN

      Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of two million, six hundred thousand (2,600,000) shares of Stock plus any shares of Stock available for grant (including shares which become available due to forfeitures of outstanding options or other awards) under the Company’s Omnibus Stock Compensation Plan. Stock issued or to be issued under the Plan shall be authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the exercise price of any Option granted under the Plan, or if pursuant to Section 18.3 the withholding obligation of any Grantee with respect to an Option, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, the total number of shares of Stock issued, including the shares of Stock tendered or withheld, shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

5.	EFFECTIVE DATE AND AMENDMENT AND RESTATEMENT DATE, DURATION AND AMENDMENTS

      5.1 Effective Date and Amendment and Restatement Date

      The Plan was originally effective as of the Effective Date and was approved by the Company’s shareholders on April 26, 2001. The Plan as herein amended and restated shall be effective as of February 26, 2004 (the “Amendment and Restatement Date”), subject to approval of the Plan as herein amended and restated by the affirmative vote of a majority of the shares of Stock voting thereon. Upon approval of the Plan as herein amended and restated by the shareholders, all Awards made under the Plan on or after the Amendment and Restatement Date shall be fully effective as if the shareholders of the Company had approved the Plan on the Amendment and Restatement Date. If the shareholders of the Company fail to approve the Plan as herein amended and restated within the one-year period set forth in this Section 5.1, any Awards made hereunder in excess of the number of shares available for Awards under the Plan prior to its amendment and restatement shall be null and void and of no effect, and the applicable terms of the Plan shall be the terms in effect immediately prior to the Amendment and Restatement Date.

      5.2 Term

      The Plan shall terminate automatically ten (10) years after the Amendment and Restatement Date set forth in Section 5.1 and may be terminated on any earlier date as provided in Section 5.3.

      5.3 Amendment and Termination of the Plan

      The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s shareholders to the extent stated by the Board, required by applicable law or required by the stock market on which the Stock is listed. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

      6.1 Company or Subsidiary Employees; Service Providers; Other Persons

      Subject to this Section 6, Awards may be made under the Plan to: (i) any employee of, or a Service Provider to, the Company or of any Affiliate, including any such employee or other Service Provider who is an officer or director of the Company, or of any affiliate, as the Board shall determine and designate from time to time, (ii) any Outside Director, and (iii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

      6.2 Successive Awards

      An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

      6.3 Limitation on Shares of Stock Subject to Awards and Cash Awards

      The maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is four hundred thousand (400,000) per calendar year. The maximum number of shares that can be awarded under the Plan, other than pursuant to an Option, is one million, two hundred thousand (1,200,000) shares; provided, that, no more than two hundred thousand (200,000) shares may be awarded, other than pursuant to an Option, per calendar year to an eligible person. The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof. The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Grantee shall be $1,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Grantee shall be $3,000,000.

      6.4 Limitations on Incentive Stock Options

      An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company, (ii) to the extent specifically provided in the related Award Agreement, and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

      6.5 Stand-Alone, Additional, Tandem, and Substitute Awards

      Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Stock Units, Restricted Stock or Unrestricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price “discounted” by the amount of the cash compensation surrendered).

7.	AWARD AGREEMENT

      Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

      8.1 Option Price

      The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

      8.2 Vesting

      Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability, retirement, or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause, or (iv) unvested Options to be exercised subject to the Company’s right of repurchase with respect to unvested shares of Stock.

      8.3 Term

      Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

      8.4 Termination of Service

      Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

      8.5 Limitations on Exercise of Option

      Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after ten years following the Grant Date, or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

      8.6 Method of Exercise

      An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

      8.7 Rights of Holders of Options

      Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

      8.8 Delivery of Stock Certificates

      Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

9.	TRANSFERABILITY OF OPTIONS

      9.1 Transferability of Options

      Except as provided in Section 9.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 9.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

      9.2 Family Transfers

      If, and to the extent, authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 9.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights to the extent required by the court order; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.2 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

10.	STOCK APPRECIATION RIGHTS

      The Board is authorized to grant Stock Appreciation Rights (“SARs”) to Grantees on the following terms and conditions:

      10.1 Right to Payment

      An SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Board. The Award Agreement for an SAR shall specify the grant price of the SAR, which may be fixed at the Fair Market Value of a share of Stock on the date of grant or may vary in accordance with a predetermined formula while the SAR is outstanding.

      10.2 Other Terms

      The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

11.	RESTRICTED STOCK, STOCK UNITS AND UNRESTRICTED STOCK

      11.1 Grant of Restricted Stock or Stock Units

      The Board may from time to time grant Restricted Stock or Stock Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. Awards of Restricted Stock may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

      11.2 Restrictions

      At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units in accordance with Section 14.1 and 14.2. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

      11.3 Restricted Stock Certificates

      The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

      11.4 Rights of Holders of Restricted Stock

      Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

       11.5 Rights of Holders of Stock Units

           11.5.1 Voting and Dividend Rights

Unless the Board otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as shareholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

           11.5.2 Creditor’s Rights

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

      11.6 Termination of Service

      Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

      11.7 Purchase of Restricted Stock

      The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board, in consideration for past Services rendered to the Company or an Affiliate.

      11.8 Delivery of Stock

      Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

      11.9 Unrestricted Stock

      The Board may, in its sole discretion, grant Stock (or authorize the Company to sell Stock at par value or such other higher purchase price determined by the Board) free of restrictions other than those required under federal or state securities laws (“Unrestricted Stock”) to persons eligible to receive Awards under Section 6 hereof. Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past Services or other valid consideration, or in lieu of any cash compensation due to the Grantee thereof.

12.	FORM OF PAYMENT FOR OPTION PRICE OR PURCHASE PRICE

      12.1 General Rule

      Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or Unrestricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

      12.2 Surrender of Stock

      To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or Unrestricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

      12.3 Cashless Exercise

      With respect to an Option only (and not with respect to Restricted Stock or Unrestricted Stock), to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

      12.4 Other Forms of Payment

      To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock or Unrestricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	DIVIDEND EQUIVALENT RIGHTS

      13.1 Dividend Equivalent Rights

      A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Credits to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

      13.2 Termination of Service

      Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	PERFORMANCE AND ANNUAL INCENTIVE AWARDS

      14.1 Performance Conditions

      The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 14.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

      14.2 Performance or Annual Incentive Awards Granted to Designated Covered Employees

      If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.2.

           14.2.1 Performance Goals Generally

The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

           14.2.2 Business Criteria

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total shareholder return, (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or an index consisting of telecommunications companies that are peer companies to the Company, (3) net income, (4) pretax earnings, (5) operating earnings before interest expense, taxes, depreciation and amortization, (6) earnings before interest expense, taxes, depreciation and amortization, (7) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items, (8) operating margin, (9) earnings per share, (10) return on equity, (11) return on capital, (12) return on investment, (13) operating earnings, (14) working capital, (15) ratio of debt to shareholders’ equity, (16) revenue, (17) results of customer satisfaction surveys, (18) number of access line additions, (19) account retention rates, (20) customer turnover, (21) number of new accounts, (22) market share, and (23) operating free cash flow.

           14.2.3 Timing For Establishing Performance Goals

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

           14.2.4 Performance or Annual Incentive Award Pool

The Committee may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance or Annual Incentive Awards.

           14.2.5 Settlement of Performance or Annual Incentive Awards; Other Terms

Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

      14.3 Written Determinations

      All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

      14.4 Status of Section 14.2 Awards Under Code Section 162(m)

      It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 14.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

      Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16.	REQUIREMENTS OF LAW

      16.1 General

      The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

      16.2 Rule 16b-3

      During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

      17.1 Changes in Stock

      If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company or the issuance of any shares of Stock under any Company benefit plan shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and SARs to reflect such distribution.

17.2	Reorganization in Which the Company is the Surviving Entity and Which Does Not Constitute a Corporate Transaction

      Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

17.3	Reorganization, Sale of Assets or Sale of Stock Which Constitutes a Corporate Transaction

      Subject to the exceptions set forth in the last sentence of this Section 17.3 and the last sentence of Section 17.4:

(i) upon the occurrence of a Corporate Transaction, all outstanding shares of Restricted Stock shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock shall be deemed to have lapsed, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of the Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) prior to the consummation of the Corporate Transaction, the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs and Restricted Stock theretofore granted, or for the substitution for such Options, SARs and Restricted Stock for new common stock options and stock appreciation rights and new common stock restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided.

      17.4 Adjustments

      Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

      17.5 No Limitations on Company

      The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

      18.1 Disclaimer of Rights

      No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

      18.2 Nonexclusivity of the Plan

      Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

      18.3 Withholding Taxes

      The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

      18.4 Book Entry

      Notwithstanding any other provision of this Plan to the contrary, the Company may, in its discretion, use the book entry method for recording Stock issuances in lieu of issuing stock certificates.

      18.5 Captions

      The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

      18.6 Other Provisions

      Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

      18.7 Number and Gender

      With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

      18.8 Severability

      If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

      18.9 Governing Law

      The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of North Carolina, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

      The Plan was originally adopted by the Board as of March 26, 2001 and first approved by the shareholders of the Company on April 26, 2001. The Plan as herein amended and restated was adopted by the Board as of February 26, 2004 and approved by the shareholders of the Company on                     , 2004.

APPENDIX C

CT COMMUNICATIONS, INC.

Audit Committee Policy Relating to

Pre-Approval of Audit and Non-Audit Services For 2004

Adopted February 10, 2004

      The Company’s Audit Committee has adopted this policy to ensure compliance with Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 2-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC relating to auditor independence. This Policy sets forth the procedures and conditions pursuant to which audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by KPMG LLP may be pre-approved.

I.  PRE-APPROVED SERVICES

      The following types of services have been expressly pre-approved by the Audit Committee for 2004 and may be performed if proposed so long as the estimated costs of performance do not exceed the pre-approved levels. In each case, the Audit Committee has determined that the provision of the pre-approved services does not impair KPMG’s independence. Unless a proposed service is of a type and estimated cost specifically pre-approved in accordance with this policy, it must be expressly pre-approved by the Audit Committee.

      A. Audit Services. Audit Services are all services in support of the audit of the annual financial statements and the review of the quarterly financial statements of the Company that are necessary or appropriate for KPMG to render an opinion on the Company’s financial statements or otherwise to fulfill their responsibility under generally accepted auditing standards. The Audit Committee, without delegation, shall approve the terms and conditions of the engagement relating to the audit of the annual financial statements and the review of the quarterly financial statements of the Company, including the amount of fees to be paid to KPMG.

      Audit Services also include services related to the audit and review of the financial statements that generally only the independent auditors of a company’s financial statements can provide. The Audit Committee has pre-approved for 2004 the Audit Services listed in Appendix A. All other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

      B. Audit-Related Services. Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or are traditionally performed by independent auditors of public companies. The Audit Committee has pre-approved for 2004 the Audit-Related Services listed in Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

      C. Tax Services. Tax Services include compliance services, such as preparation of original and amended tax returns, claims for refunds and tax payment-planning services, and tax planning and tax advice, such as assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities. The Audit Committee has not pre-approved for 2004 any Tax Services as described above and all such Tax Services must be specifically pre-approved by the Audit Committee.

      D. All Other Services. The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved for 2004 the All Other Services listed in Appendix C. Permissible All Other Services not listed in Appendix C must be specifically pre-approved by the Audit Committee.

      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

II.    PRE-APPROVAL PROCEDURES

•	The Audit Committee may delegate pre-approval authority to one or more of its members, except with respect to the approval of the annual audit engagement, which must be approved by the full Audit Committee. The delegate shall have authority to pre-approve the performance by KPMG of services with estimated costs of performance up to $50,000 for 2004.

•	If the proposed service has been pre-approved, the Chief Financial Officer shall inform the Committee on a timely basis of any such services rendered by KPMG.

•	If the proposed service has not been pre-approved, the Audit Committee shall determine whether KPMG may perform the service without impairing its independence, keeping in mind the following three basic principles of independence in making this determination: (1) an independent auditor may not function in the role of management; (2) an independent auditor may not audit its own work; and (3) an independent auditor may not serve in an advocacy role for its client.

•	With respect to any service pre-approved by the delegate, the delegate shall report its approval of the service to the full Audit Committee at its next scheduled meeting.

•	None of the following services may be provided by KPMG, notwithstanding anything to the contrary in this policy:

°	Tax services may not be provided if such services consist of (x) tax advice in connection with a transaction initially recommended by KPMG, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations, or (y) representing the Company or any subsidiary before a tax court, district court or court of claims or otherwise providing services for the purpose of advocating the interest of the Company or any subsidiary in litigation or regulatory or administrative investigations or proceedings.

°	No other proposed service may be provided if the proposed service is a prohibited non-audit service as listed on Exhibit 1 hereto or is prohibited under Section 10A(g) of the Exchange Act or under Rule 2-01 of Regulation S-X.

°	No other proposed service may be provided if the person or persons considering the proposal determine that providing the service would impair the independence of KPMG.

III.   MONITORING

•	The Audit Committee will review and approve the list of pre-approved services, and the threshold costs of performance approved for each, at least annually. The Audit Committee intends that this task is to be performed at its first regularly scheduled meeting of each year.

•	On a quarterly basis, a representative of KPMG and the Chief Financial Officer will report to the Audit Committee as to the amount of fees billed by KPMG for Audit, Audit-Related and All Other Services provided by KPMG and will also report estimated costs to complete all ongoing services.

Exhibit 1 to Pre-Approval Policy

Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client.

2.	Financial information systems design and implementation.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

4.	Actuarial services.

5.	Internal audit outsourcing services.

6.	Management functions.

7.	Human resources.

8.	Broker-dealer, investment adviser or investment banking services.

9.	Legal services.

10.	Expert services unrelated to the audit.

. FOLD AND DETACH HERE .

COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors of
CT COMMUNICATIONS, INC.

Annual Meeting of Shareholders, April 22, 2004

    KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”), hereby constitutes and appoints James E. Hausman, Michael R. Nash and Matthew J. Dowd attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company’s Common Stock held of record by the undersigned on February 27, 2004, and as fully as the undersigned would be entitled to act and vote if personally present at the Annual Meeting of Shareholders to be held at 1000 Progress Place, NE, Concord, North Carolina, at 9:00 a.m., local time, April 22, 2004, and any adjournment or postponement thereof (the “Annual Meeting”), as follows:

(1) Election of Directors.

☐ FOR electing the four nominees listed below	☐ WITHHOLD AUTHORITY to vote for election of all nominees listed below.

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee’s name in the list below.)

James L. Moore, Jr. for a term expiring in 2006

William A. Coley, for a term expiring in 2007
Barry W. Eveland, for a term expiring in 2007
Tom E. Smith, for a term expiring in 2007

(2)	Approval of the Company’s Amended and Restated 2001 Stock Incentive Plan.

☐ FOR                           ☐ AGAINST                           ☐ ABSTAIN

(3)	Ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2004.

☐ FOR                           ☐ AGAINST                           ☐ ABSTAIN

(4)	In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before said meeting or any adjournment or postponement thereof.

. FOLD AND DETACH HERE .

    The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting or any adjournment or postponement thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 17, 2004, and the proxy materials furnished therewith.

Dated this day of , 2004,

(SEAL)

(SEAL)

NOTE: Signature should agree with name on stock certificate as printed on this proxy card. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.